UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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Preliminary Information Sheet
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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2) )
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Definitive Information Statement

WOUND MANAGEMENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its Charter)

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Title of each class of securities to which transaction applies:

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Fee paid previously with preliminary materials.

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WOUND MANAGEMENT TECHNOLOGIES, INC.
1200 Summit Ave, Suite 414
Fort Worth, Texas 76102

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement (the “Information Statement”) is being furnished to the holders of shares (the “Shareholders”) of common stock, par value $0.001 per share (the “Common Stock”), of Wound Management Technologies, Inc. (the “Company”).  We are sending you this Information Statement to notify you that on March 21, 2019, shareholders holding a majority of our capital stock entitled to vote (the “Majority Shareholders”) approved by written consent in lieu of a meeting of shareholders an amendment to the Company’s Certificate of Formation (the “Amendment”) to accomplish the following actions (the “Corporate Actions”):

(1)
the effectuation of a 1-for-100 reverse stock split of the Company’s outstanding Common Stock such that every Shareholder shall receive one share of Common Stock for every 100 shares of Common Stock held (the “Reverse Stock Split”);

(2)
upon the effectiveness of the Reverse Stock Split, the reduction of the authorized capital stock of the Company to 20,000,000 shares of Common Stock and 2.000,000 shares of preferred stock; and

(3)
the change of the name of the Company to: Sanara MedTech, Inc.

The written consent of the Majority Shareholders constitutes the required approval of the Company’s Shareholders and is sufficient under the Texas Business Organizations Code (the “TBOC”) and the Company’s Certificate of Formation and Bylaws to approve the Corporate Actions described above. No further action is required from the remaining Shareholders. Accordingly, the Corporate Actions are not being submitted to these other Shareholders for a vote. This Information Statement is being sent to you as required by Section 6.202(d) of the TBOC and Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C thereunder.

THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU IN ACCORDANCE WITH THE TEXAS BUSINESS ORGANIZATIONS CODE AND FEDERAL SECURITIES LAW SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE CORPORATE ACTIONS THAT HAVE BEEN APPROVED AND THAT WILL OCCUR IF THE ACTIONS ARE COMPLETED.

NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER THESE MATTERS. WE ARE NOT SOLICITING YOUR VOTE, AND YOU ARE REQUESTED NOT TO SEND A VOTE BY PROXY.

This Information Statement is being first sent to Shareholders on or about April 3, 2019. The Corporate Actions will not become effective until at least 20 calendar days after the date this Information Statement is first mailed to Shareholders

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

APPROVAL OF THE CORPORATE ACTIONS

At a meeting held on March 20, 2019, the Board of Directors unanimously approved the Corporate Actions and set the close of business on March 20, 2019 as the “record date” for purposes of determining the number of shares of stock outstanding and the shareholders entitled to vote on the approval of the Corporate Actions. Each share of outstanding Common Stock is entitled to one vote on matters submitted to shareholders. Each share of outstanding Series F Convertible Preferred Stock (the “Series F Preferred Stock”) is entitled to 200 votes on matters submitted to shareholders. On the record date the Company had outstanding 236,642,423 shares of Common Stock and 1,136,815 shares of Series F Preferred Stock.

Section 6.202 of the TBOC provides that the certificate of formation of a company may authorize the shareholders of the company to take action without holding a meeting, providing notice, or taking a vote if shareholders of the company, who have at least the minimum number of votes that would be necessary to take the action at a meeting in which each shareholder entitled to vote on the action is present and votes, instead sign a written consent or consents stating the action taken. Article Nine of the Company’s Certificate of Formation contains such provision permitting shareholder action by written consent of the Company’s shareholders.

Unless otherwise provided in the TBOC, an amendment of a corporation’s certificate of formation requires the approval of shareholders of at least two-thirds of the outstanding shares entitled to vote on the action Section 21.365 of the TBOC provides that as to a matter for which the affirmative vote of the holders of a specified potion of the shares of a class or series is required, the certificate of formation may provide that the affirmative vote of the holders of a specified portion, but not less than the majority, of the shares of the class or series is required for action of such holders on that matter. Article Seven of the Company’s Certificate of Formation provides that approval of any action of shareholders under the TBOC requiring the affirmative vote of any specified portion of the shares of the Company will require the approval of shareholders of a majority of the Company’s shares entitled to vote on the action.

In order to eliminate the costs and management time involved in holding a special meeting of shareholders and to avoid the expense associated with mailing and soliciting proxies for a shareholder vote on the Corporate Actions, the Board of Directors determined to obtain approval of shareholders by written consent. Holders of outstanding Common Stock and Series F Preferred Stock are entitled to vote on the Corporate Actions and are counted together as a single class. Holders of outstanding Common Stock are entitled to 236,642,423 votes, and holders of outstanding Series F Preferred Stock are entitled to 227,363,000 votes. The Board of Directors authorized the Corporate Transactions if (i) shareholders representing a majority of votes entitled to vote approve the transaction and (ii) holders of a majority of the outstanding shares of Common Stock approved the transaction.

On March 21, 2019, (i) shareholders of record of Common Stock representing 121,914,878 votes executed the written consent approving the Corporate Actions and (ii) shareholders of record of Series F Preferred Stock representing 227,363,000 votes executed the written consent approving the Corporate Actions, which together total 349,277,878 votes approving the Corporate Actions out of 464,006,185 votes entitled to be voted, or 75% of shares entitled to vote. The holders of the 121,914,878 shares of Common Stock that approved the Corporate Actions, constituted a majority of outstanding shares of Common Stock.

At any time before the Company’s filing with the Secretary of State of the State of Texas of the Company’s certificate of amendment to its Certificate of Formation (the “Certificate of Amendment”) becomes effective to effectuate the Corporate Actions, the Board of Directors may abandon the Corporate Actions without further action by Shareholders notwithstanding the prior authorization by written consent of the Company’s shareholders. The form of the Amendment to our Certificate of Formation that would effect the Corporate Actions is attached to this Information Statement as Appendix A.

Effective Time of the Corporate Actions

The Company intends to file with the Secretary of State of the State of Texas, as soon as practicable on or after the 20th day after this Information Statement is first sent to Shareholders, the Certificate of Amendment effectuating the Corporate Actions. Unless a later time is specified, such Certificate of Amendment will become effective at the close of business on the date it is accepted for filing by the Secretary of State. It is presently contemplated that the Corporate Actions will become effective approximately 20 days from the date that this Information Statement is first sent to Shareholders. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the Secretary of State of Texas to effectuate the Corporate Actions.

No Appraisal Rights for the Reverse Stock Split

 Under the TBOC and the Company’s Certificate of Formation and Bylaws, Shareholders are not entitled to appraisal rights with respect to the Reverse Stock Split.

THE CORPORATE ACTIONS

Reverse Stock Split

The Board of Directors has determined that it is in the best interest of the Shareholders to effectuate the Reverse Stock Split of our issued and outstanding Common Stock, which will change and reclassify the Common Stock such that every Shareholder will receive one share of Common Stock for every 100 shares of Common Stock held. To the extent that the number of shares of Common Stock held by a Shareholder is not evenly divisible by 100, no fractional share will be issued as a result thereof. In lieu of the issuance of a fraction of a share to any Shareholder, the Company will pay to such Shareholder a cash payment in the amount equal to such fraction amount of one share of Common Stock otherwise issuable thereby, multiplied by the average of the high and low prices of the Common Stock as traded in the OTCQB market of the OTC Markets Group on the day immediately following the day the Reverse Stock Split is made effective by the appropriate securities regulatory authority.

The Reverse Stock Split will affect all of the holders of Common Stock uniformly. Upon the effectiveness of the Reverse Stock Split, each Shareholder will own a reduced number of shares of our Common Stock, but will hold the same percentage of the outstanding Common Stock and voting power as the Shareholder held immediately prior to the Effective Date, except for the small effect of any cash payment received in lieu of a fractional share. For Shareholders owning a small number of shares, any cash payment in lieu of a fractional share could have a disproportionate effect relative to Shareholders having larger share holdings. Shareholders who currently own fewer than 100 shares will receive a cash payment in lieu of a fraction of a share and will then cease to be Shareholders.

The Reverse Stock Split will take effect with the effectiveness of the Company’s filing of the Certificate of Amendment. The Company reserves the right not to file the Certificate of Amendment and effect the Reverse Stock Split if the Board of Directors determines it not to be in the best interests of the Company and the Shareholders.

Upon effectiveness of the Reverse Stock Split, the par value of the Common Stock will remain the same at $0.001 per share, the stated capital on the Company’s balance sheet will be reduced in proportion with the Reverse Stock Split, and the additional paid-in capital account will be credited with such reduction. These accounting entries will have no impact on total shareholders’ equity. The Company’s per share net income/loss and per share net book value will be increased in proportion to the Reverse Stock Split because of the reduction in the number of shares that will be outstanding.

After the Reverse Stock Split becomes effective, the Company will adjust the conversion rights and the voting rights of the Company’s Series F Convertible Preferred Stock in proportion to the Reverse Stock Split. In place of the right to convert each share of Series F Preferred Stock into 200 shares of Common Stock, each holder will have the right to convert each share of Series F Preferred Stock into 2 shares of Common Stock after the Reverse Stock Split becomes effective. Each share of Series F Preferred Stock entitles the holder to the number of votes equal to the number of shares of Common Stock into which it is convertible. Consequently, after the Reverse Stock Split each share of Preferred Stock will entitle the holder to 2 votes, to be counted together with the votes of the holders of Common Stock, on matters submitted to a vote of shareholders of the Company.

The Company will also make proportionate adjustments to the per share exercise price and the number of shares issuable upon the exercise of all outstanding employee stock options, which will result in approximately the same aggregate exercise price being paid to exercise a proportionately reduced number of options as was in effect immediately before the Reverse Stock Split. The current maximum number of shares that may be issued under our current employee stock incentive plans will also be proportionately reduced.

Reasons for the Board’s Decision

The Board of Directors believes that the current low per-share market price of the Common Stock reflects an undervaluation of the true value of the Company’s business and adversely affects the Company’s ability to raise additional working capital to fund faster growth of its business. The Board of Directors believes that the current low per-share market price of the Common Stock diminishes the suitability of the Common Stock to certain members of the investing public, including institutional investors, and may negatively affect the perception of the Company as a viable business enterprise. Many institutional investors have policies prohibiting lower-priced stocks in their portfolios, which reduces the number of potential buyers of the Common Stock. Additionally, securities analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or to monitor companies with lower-priced stocks.

The Common Stock currently is not listed on any stock exchange and is only traded in the over-the-counter market. The low per-share price of the Common Stock is a principal reason the Common Stock is not eligible for listing on a national stock exchange. Many securities analysts only follow companies and recommend stocks that are traded on a stock exchange. The ability to list the Common Stock on a stock exchange would provide greater visibility of the Company and its Common Stock to the investing public.

The Board of Directors believes that the above factors together tend to reduce market demand for the Common Stock and perpetuate the market’s low valuation of the Company’s business. The Board of Directors believes that the Reverse Stock Split should have the immediate effect of increasing the per-share price of the Common Stock and would contribute to an increase in the appeal of the Common Stock to the financial community and investing public. This increase in stock price may also allow the Board to take other measures that would enable the future listing of the Common Stock on a stock exchange with a view to potentially improving the Company’s market valuation and ability to raise capital. There is no assurance, however, that the Reverse Stock Split will have a significant positive impact on the market price of the Common Stock or improve the Company’s ability to raise capital and finance its business operations.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split to a beneficial owner of Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis relating to the Common Stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. This summary assumes that the shares of Common Stock prior to the Reverse Stock Split were, and the shares of Common Stock after to the Reverse Stock Split will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences, nor does it address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.

The information in this summary is based on the provisions of the Internal Revenue Code of 1986, as amended, final and temporary U.S. Treasury regulations, administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except in the case of the taxpayer to whom a private letter ruling is addressed, and existing judicial authority, all as in effect as of the date of this Information Statement. Future legislation, regulations, administrative interpretations, and court decisions could change current law or adversely affect existing interpretation of current law. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the Reverse Stock Split. Therefore, it is possible that the Internal Revenue Service could challenge the statements in this summary, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service. Each Shareholder is urged to consult with such Shareholder’s own tax advisor with respect to the U.S. federal, state and foreign income and other tax consequences of the Reverse Stock Split.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a Shareholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. In general, the aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by the Company as a result of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. U.S. holders that have acquired different blocks of our Common Stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and the holding period of, our Common Stock.

 Change of Company Name and Capitalization

In conjunction with the Company’s strategic business plan to operate in the wound care and surgical treatment areas, the Board of Directors believes that changing the Company’s name to “Sanara MedTech, Inc.” will better align and associate the Company’s business and products with the new name. The change of name will not change the terms of the Common Stock or the rights of holders with respect to their ownership of shares of Common Stock.

The Reverse Stock Split itself will not change the authorized shares of stock that the Company can issue. The Board of Directors believes it is appropriate to reduce of the number of shares of Common Stock and Preferred Stock that the Company is authorized to issue which takes into account the Reverse Stock Split. In doing so, the Board wants to ensure that the Company will have the capacity to issue Common Stock in the future to raise additional equity capital to grow the Company’s operations, including through potential acquisition transactions. Future issuances of Common Stock, which the Board of Directors may determine is in the best interest of the Company and its shareholders, may be necessary to fund employee incentive equity compensation arrangements and deal with future unanticipated events. The Board of Directors has the authority to issue additional shares of Common Stock for corporate purposes without further action by Shareholders. At favorable market prices of the Common Stock, the Company will consider issuing additional Common Stock to finance the capital needs for the growth of its business. This reduction in the number of authorized shares of Common Stock, as compared to the change in the number of outstanding shares that will result from the Reverse Stock Split, will not immediately affect the rights of the current Shareholders. Any future issuance of additional Common Stock would have a dilutive effect on current Common Stock ownership of Shareholders.

On March 20, 2019, there were 236,642,423 shares of Common Stock and 1,136,815 shares of Series F Preferred Stock issued and outstanding. Following the Reverse Stock Split and the decrease in the authorized capital stock, the Company will have authorized capital stock consisting of 20,000,000 shares of Common Stock, of which approximately 2,366,000 shares will be issued and outstanding with approximately 2,273,600 shares reserved for issuance upon conversion of the Series F Preferred Stock, and 211,000 shares reserved for issuance upon conversion of existing convertible debt and the exercise of outstanding employee stock options. The authorized capital stock will also consist of 2,000,000 shares of Preferred Stock, of which 1,136,815 shares of Series F Preferred Stock will be issued and outstanding.

PROCEDURES FOR SHAREHOLDERS

Shareholders with Certificates

Shareholders holding certificates for their shares of Common Stock will be sent a transmittal letter by our stock transfer agent after the Reverse Stock Split becomes effective. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the transfer agent in exchange for certificates representing the appropriate number of whole shares after the Reverse Stock Split. No new certificates will be issued to a Shareholder until all of his/her old certificates, together with a properly completed and executed letter of transmittal, have been received by the stock transfer agent. No Shareholder will be required to pay a transfer or other fee to exchange his/her old certificates. Shareholders will then receive a new certificate(s) representing the number of whole shares of Common Stock resulting from the Reverse Stock Split and a check in lieu of a fractional share, if any fractional share would have resulted from the Reverse Stock Split. Until surrendered to our transfer agent, the old certificate(s) held by each Shareholder will represent only the number of whole shares of Common Stock resulting from the Reverse Stock Split. Any old certificate submitted for exchange, whether because of a sale, transfer or other disposition of the stock represented by that certificate, will automatically be exchanged for a new certificate. New certificates will contain the same restrictive legend, if any, that is on the back of the corresponding old certificate. Shareholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Beneficial Holders of Common Stock through Brokers, etc.

We will instruct brokers, banks, custodians or other nominees of Shareholders to effect the Reverse Stock Split for their beneficial holders who hold Common Stock in street name. However, these brokers, banks, custodians or other nominees may have different procedures for processing the Reverse Stock Split than the procedures of our stock transfer agent. Shareholders who hold shares with a broker, bank, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

DESCRIPTION OF CAPITAL STOCK

Description of Common Stock

Number of Shares. The Company’s Certificate of Formation currently authorizes the issuance of 250,000,000 shares of Common Stock, $0.001 par value per share, of which 236,642,423 shares were outstanding on March 20, 2019. Upon the effectiveness of the Corporate Actions the Certificate of Formation will be amended to provide for 20,000,000 shares of Common Stock, of which approximately 2,366,000 shares will be outstanding. All of the outstanding shares of Common Stock are fully paid and non-assessable. No preemptive rights are available to Shareholders to purchase shares of Common Stock.

Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by Shareholders. The Certificate of Formation provides that approval of any action of shareholders under the TBOC requiring the affirmative vote of any specified portion of the shares of the Company will require the approval of shareholders of a majority of the Company’s shares entitled to vote on the action. Accordingly, the holders of a simple majority of the aggregate number of shares of Common Stock and votes entitled to holders of the Series F Preferred Stock will be able to elect the directors of the Company and, except in very limited circumstances specified in the TBOC, approve or disapprove any other matter submitted to a vote of Shareholders.

Dividends. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future declaration of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Description of Preferred Stock

General. The Company’s Certificate of Formation currently authorizes the issuance of 5,000,000 shares of preferred stock from time to time in one or more series. Currently 1,136,815 shares of Series F Convertible Preferred Stock are issued and outstanding. Upon effectiveness of the amendment to the Company’s Certificate of Formation, the Company will be authorized to issue 2,000,000 shares of preferred stock, which may be issued in one or more series from time to time by the Board of Directors. The Board of Directors is authorized to determine, prior to issuing any such series and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including, the preferences and relative rights among each series, dividend rights, voting rights, terms of redemption, retirement or any sinking fund, conversion and exchange rights, and the preferences upon any distribution of the assets resulting from the liquidation or winding up of the Company. The Board of Directors has no current intent to issue any additional series of preferred stock.

Series F Convertible Preferred Stock.

Number, Rank, Dividends. The Series F Preferred Stock consists of 1,200,000 authorized shares, of which 1,136,815 shares are outstanding. Shares of Series F Preferred Stock rank prior to the payment of dividends and the distribution of assets upon the liquidation or winding up of the Company. Each share of Series F Preferred Stock is entitled to the amount of dividends payable on 200 shares of Common Stock, and upon the liquidation or winding up of the Company an amount equal to $5.00 per share of Series F Preferred Stock.

Conversion. Each share of Series F Preferred Stock is presently convertible at any time at the option of the holder into 200 shares of Common Stock for each full share of Series F Preferred Stock held. If the Company pays a dividend or distribution on its Common Stock in shares of Common Stock, or subdivides or combines the outstanding Common Stock, then the Company will adjust the conversion rate of the Series F Preferred Stock so that thereafter upon conversion the holder of the Series F Preferred Stock will be entitled to receive the number of shares of Common Stock receivable as if the conversion had been made prior to such event. After the Reverse Stock Split, each share of Series F Preferred Stock will be convertible into 2 shares of Common Stock.

In the case of any reclassification of the Common Stock, or a merger, consolidation or sale of substantially all of the assets of the Company, or any compulsory share exchange in which Common Stock is converted into other securities, cash or other property, then as part of the terms of such transaction each share of Series F Preferred Stock then outstanding would have the right to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Series F Preferred Stock might have been converted.

Voting. The holder of each share of Series F Preferred Stock is entitled to vote on all matters submitted for a vote of Company shareholders. Each share entitles the holder to the number of votes equal to the number of shares of Common Stock into which the Series F Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on the matter, with the votes being counted together with the votes of the holders of Common Stock.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the record date certain information regarding beneficial ownership of our Common Stock by (1) each person who is known by us to beneficially own more than 5% of our Common Stock, (2) each of our officers and directors and (3) all of our officers and directors as a group. The last known address of each person other than CGI Cellerate RX, LLC is 1200 Summit Ave., Suite 414, Fort Worth, Texas 76102. On the record date there were 236,642,423 shares of Common Stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon conversion of another security or exercise of an option or warrant) within 60 days of the date as of which the information is provided.

Name of Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
James W. Stuckert	76,086,287(a)	32.2%
S. Oden Howell	42,292,429(b)	17.9%
CGI Cellerate RX, LLC (c)	244,322,339(d)	50.8%
J. Michael Carmena	500,000(e)	*
Michael D. McNeil	100,000(e)	*
Officers and Directors as a group (5 persons)	363,301,055	75.4%
__________________

*
Less than 1%.

(a)
Mr. Stuckert holds sole voting and investment power over 67,470,887 shares and shared voting and investment power over 8,615,400 shares.

(b)
Mr. Howell holds sole voting and investment power over all shares.

(c)
Ron Nixon is a director of the Company and a manager of Catalyst Rochal, LLC. Catalyst Rochal, LLC, Ron Nixon and Brad Gurasich may be deemed to share beneficial ownership and voting and investment power with CGI Cellerate RX, LLC through a relationship of control of CGI Cellerate RX, LLC. The last known address of CGI Cellerate, LLC is 1375 Enclave Parkway, Houston, TX 77077.

(d)
Represents 16,959,339 shares issuable upon full conversion of the principal amount of the Company’s convertible promissory note as of December 31, 2018 and 227,363,000 shares issuable upon conversion of the outstanding Series F Preferred Stock, in each case held by CGI Cellerate RX, LLC.

(e)
Shares that may be acquired upon exercise of employee stock options that are exercisable within 60 days.

DELIVERY OF INFORMATION TO A SHARED ADDRESS

 If you and one or more Shareholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered Shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 1200 Summit Ave., Suite 414, Fort Worth, Texas 76102, Attn: CFO, or call the Company at (817) 529-2300 and we will promptly deliver the Information Statement to you upon your request. Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

This Information Statement is provided to the Shareholders of the Company only for information purposes in connection with the Corporate Actions, in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. Please carefully read this Information Statement.

ADDITIONAL INFORMATION

The Company is subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through EDGAR, the Electronic Data Gathering, Analysis and Retrieval System.

April 3, 2019
By Order of the Board of Directors

/s/ Michael Carmena
Michael Carmena
Chief Executive Officer

APPENDIX A

FORM OF AMENDMENT OF CERTIFICATE OF FORMATION

Article One of the Certification of Formation shall be amended to state:

The name of the Corporation is “Sanara MedTech, Inc.”

Article Four of the Certification of Formation shall be amended to state in its entirety as follows:

(a) Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall be authorized to issue is 22,000,000 shares, of which 20,000,000 shares will be Common Stock, par value $0.001 per share, and 2,000,000 shares of which will be Preferred Stock, par value $10.00 per share.

Preferred Stock may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors.  The Board of Directors is hereby authorized, subject to any prohibitions set forth in any series of Preferred Stock of the Corporation, to set the number of shares constituting each series and to fix or alter the rights, preferences, privileges and restrictions of each series, including, the preferences and relative rights among each series, dividend rights, voting rights, terms of redemption, retirement or any sinking fund, conversion and exchange rights, and the preferences upon any distribution of the assets of the Corporation in the liquidation or winding up of the Corporation. The Board of Directors is authorized to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b) Common Stock Reverse Split. Effective as of the effective date set forth under Effectiveness of Filing of this Amendment to the Certificate of Formation (or in the absence of such date, on the date this Amendment to the Certificate of Formation is filed with the Secretary of State of Texas) (the “Effective Time”), a 1-for-100 reverse stock split of the Common Stock will be effectuated such that every 100 shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will be automatically and without any action on the part of the holder thereof reclassified as and converted into one share of Common Stock (the “New Common Stock”); provided that no fractional shares shall be issued as a result thereof, and that in lieu of the issuance of a fraction of a share to any shareholder, the Corporation shall pay to such shareholder a cash payment in the amount equal to such fraction amount of one share of Common Stock otherwise issuable thereby, multiplied by the average of the high and low prices of the Common Stock as traded in the OTCQB market of the OTC Markets Group on the day immediately following the day such reverse stock split is made effective by the appropriate securities regulatory authority. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. From and after the Effective Time the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.